UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2011

Krispy Kreme Doughnuts, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 001-16485

North Carolina	56-2169715
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

370 Knollwood Street, Winston-Salem, North	27103
Carolina	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b), (c)
       On November 28, 2011, the Board of Directors (the “Board”) of Krispy Kreme Doughnuts, Inc. (the “Company”) appointed Kenneth A. May as President and Chief Operating Officer of the Company and of its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation (“KKDC”), effective as of November 28, 2011. In connection with Mr. May’s appointment as President and Chief Operating Officer of the Company, Mr. May, the Company, and KKDC entered into an Employment Agreement, dated as of November 28, 2011 (the “Agreement”). The description that follows is a summary of the material terms and conditions of the Agreement. This summary is qualified in its entirety by reference to the Agreement included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The definition of capitalized terms, if not so defined herein, may be found in the Agreement.

       In connection with Mr. May’s appointment, on November 28, 2011, the Board accepted the resignation of James H. Morgan as President of the Company and of KKDC, effective as of November 28, 2011. Mr. Morgan will remain the Chief Executive Officer and Chairman of the Board of the Company and of KKDC.

       Pursuant to the provisions of Mr. May’s Agreement, the Company will pay Mr. May an annual base salary of $500,000 and a signing bonus of $200,000. A portion of Mr. May’s signing bonus is subject to repayment in the event that Mr. May’s employment is terminated prior to November 28, 2014, for reasons other than death, disability, Good Reason, or, under certain circumstances, in connection with a Change in Control. In addition, beginning during the fiscal year ending in January 2013, Mr. May will be considered for an annual bonus, with his target annual bonus being equal to 65% of his base salary, based upon performance metrics set by the Compensation Committee of the Board (the “Compensation Committee”) and the Board in accordance with the Company’s then-current incentive plans. The Agreement also provides Mr. May with certain customary benefits and perquisites, such as medical, life, and disability insurance, and relocation expenses. The Agreement has a three-year term, ending November 28, 2014.

       Under the Agreement, Mr. May may be entitled to certain severance benefits upon his termination of employment. If terminated by reason of his death or permanent disability, Mr. May shall be entitled to his base salary through the date of his termination, and Mr. May and his covered dependents shall continue to receive medical insurance coverage benefits (the “Termination Health Benefits”) from the Company for a period equal to the lesser of (a) eighteen months following the date of termination, or (b) until Mr. May is provided by another employer with benefits substantially similar to the benefits previously provided by the Company’s medical plan. In addition, upon termination as a result of permanent disability, insurance benefits will continue under the Company’s long-term disability plan. If Mr. May’s employment is terminated by the Company for Cause or by Mr. May without Good Reason, Mr. May shall be entitled to receive only his base salary accrued through the date of his termination, along with reimbursable expenses.

       If Mr. May terminates his employment for Good Reason, or if the Company terminates Mr. May’s employment without Cause, Mr. May shall be entitled to (a) his base salary through the date of his termination; (b) an amount equal to one times the sum of Mr. May’s annual base salary and his target annual bonus; (c) a bonus for the year of termination of employment equal to Mr. May’s target annual bonus, pro rated for the number of full months completed in the bonus year prior to such termination of employment; and (d) the Termination Health Benefits. If termination occurs within two years after a Change in Control and is initiated by Mr. May for Good Reason or by the Company without Cause, the amount described in clause (b) shall be subject to a multiplier of two, rather than one, and vesting of Mr. May’s Option (defined below) and RSUs (defined below) shall be accelerated, as described below. Mr. May’s entitlement to and retention of such benefits is contingent upon his execution of a release of claims against the Company, and such payments are subject to Mr. May’s continued compliance with the restrictive covenants and certain other provisions set forth in the Agreement, as described below.

       The Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, provisions requiring the assignment of certain intellectual property rights to the Company, and noncompetition and nonsolicitation restrictive covenants which remain in existence during and for one year (in the case of the noncompetition covenant) and two years (in the case of the nonsolicitation covenant) following Mr. May’s termination. In addition, pursuant to the terms of the Agreement, the Option Agreement (defined below), and the Restricted Stock Unit Agreement (defined below), Mr. May will be subject to the Company’s Equity Retention Policy, Compensation Recovery Policy and Stock Ownership Guidelines, each as in effect from time to time, with respect to annual or long-term incentive or other compensation paid to Mr. May pursuant to the Agreement or otherwise.

       On November 28, 2011, consistent with the terms of the Agreement, the Company granted Mr. May a stock option (the “Option”) to purchase 150,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share on November 28, 2011. The Option is subject to the terms of the Agreement, the Company’s 2000 Stock Incentive Plan, and that certain Nonqualified Stock Option Agreement (the “Option Agreement”), the form of which is attached as Exhibit A to the Agreement. Additionally, pursuant to the terms of the Agreement, on November 28, 2011, the Company granted to Mr. May 50,000 restricted stock units for shares of the Company’s common stock (“RSUs”), which RSUs are subject to the terms of the Agreement, the Company’s 2000 Stock Incentive Plan, and that certain Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”), the form of which is attached to the Agreement as Exhibit B.

       Consistent with the Company’s standard practice, the Option and the RSUs shall vest and become exercisable in four equal annual installments beginning November 28, 2012, so long as Mr. May remains employed with the Company. The Option and the RSUs are subject to certain accelerated vesting provisions which would cause the Option and the RSUs to fully vest upon Mr. May’s retirement, death, or disability, or Mr. May’s employment being terminated by Mr. May with Good Reason or by the Company without Cause within two years after the effective date of a Change in Control. The Option is for a term of ten years, but it is subject to termination provisions which are triggered by the termination of Mr. May’s employment with the Company, including immediate termination of the Option in the event that Mr. May’s employment is terminated for Cause. Under the terms of the Option Agreement and Restricted Stock Unit Agreement, Mr. May is subject to certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisclosure of confidential information, the violation of which would result in forfeiture of any rights that Mr. May might have with respect to the Option, the RSUs, and any common stock of the Company acquired pursuant to the awards (or gain from the sale of such shares) within the twelve-month period immediately preceding such violation. Such forfeiture provisions also apply in the event of the termination of Mr. May’s employment for Cause. The future grant of additional equity awards, if any, and the terms of such equity awards, is within the discretion of the Compensation Committee.

       Mr. May, age 51, has more than 25 years of operational, retail, supply chain and brand experience. As part of his career with FedEx Corporation, Mr. May served as President and Chief Executive Officer of FedEx Kinko’s Office and Print Centers and led the integration of Kinko’s into FedEx. Following the integration, Mr. May was responsible for the strategic direction, growth and development for more than 1,800 retail locations and 22,000 employees in 11 countries, and $2 billion in revenue. Prior to his assignment at FedEx Kinko’s, Mr. May held various positions throughout FedEx, including Senior Vice President of U.S. Operations for FedEx Express, FedEx’s largest division with over 62,000 employees. Most recently, Mr. May served as President of ES3, LLC, a logistics company that uses advanced robotic technology to make supply chain operations more efficient and profitable for manufacturers and retailers. Mr. May is a former board member of P.F. Chang’s China Bistro, Inc. and is the former Chairman of the National Board of Trustees for the March of Dimes. There are no family relationships between Mr. May and any director or executive officer of the Company.

       A copy of the press release announcing the appointment of Mr. May as President and Chief Operating Officer of the Company is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference in this Item 5.02.

Item 9.01     Financial Statements and Exhibits.

     (c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 28, 2011, among Krispy Kreme Doughnuts, Inc., Krispy Kreme Doughnut Corporation, and Kenneth A. May

99.1	Press Release (“Krispy Kreme Appoints Kenneth A. May As Its New President and Chief Operating Officer”) dated November 28, 2011

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

	By:	/s/ Darryl R. Marsch
Date: November 28, 2011		Darryl R. Marsch
Senior Vice President and General Counsel